Exhibit 4.4

[Translation]

Form of Share Certificate

of

Mitsubishi UFJ Financial Group, Inc.

1 Share

[Sample]

000 No. 0000000

Name of Corporation	Mitsubishi UFJ Financial Group, Inc.

Date of Incorporation	April 2, 2001

This is to certify that this person named herein is the holder of the above-mentioned share.

Mitsubishi UFJ Financial Group, Inc.

President & CEO: Nobuo Kuroyanagi (Corporate Seal)

[back]

Date of Issuance of Share Certificate:		Receipt of stamp duty acknowledged by Toshima Ward Tax Office
Name of Shareholder:
Date of Registration	Name of Shareholder	Registration Seal
1
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(This section is for computer processing. Please make sure that this section is not soiled.)

Mitsubishi UFJ Financial Group, Inc. 000 No. 0000000